UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 13, 2015

Flexion Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36287	26-1388364
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10 Mall Road, Suite 301 Burlington, Massachusetts	01803
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 305-7777

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

With the Company’s current expansion of its employee base and projected future space requirements, on July 13, 2015 it entered into a first amendment to its existing lease for approximately 11,754 square feet of office space in Burlington Massachusetts with CIP II/RJK 10-20 BMR Owner, LLC (the “Amendment”). The Amendment (i) extends the term of the original lease through October 31, 2019 (the “Lease Termination Date”), (ii) provides for the Company’s lease of an additional 4,715 square feet of office space at the same location (the “Extended Space”) commencing after the current tenant vacates the premises and contractually-specified building modifications are complete, anticipated to be May 1, 2016 (the “Target Lease Date”) and ending on the Lease Termination Date, (iii) provides the Company an option, at its discretion, to rent an additional 5,405 square feet at the same location (the “Option Space”) commencing on the Target Lease Date and ending on the Lease Termination Date, and (iv) provides for the Company’s temporary lease of an additional 6,748 square feet of office space at the same location (the “ Temporary Space”) commencing on approximately August 1, 2015 and continuing through the Target Lease Date. The Company has the option to extend the term of a portion or the entire lease space for one additional three-year period upon written notice to the landlord. The Company may also terminate the Amendment for convenience with nine months’ notice upon the occurrence of certain events connected to its clinical stage programs.

The total cash obligation for the base rent through the Lease Termination Date for the office space committed to under the original lease, the Temporary Space, and the Extended Space is approximately $2,500,000 and, if the Company elects to exercise its rights to the Option Space, it would owe an additional $601,000 through the Lease Termination Date. In addition to the base rent, the Company is also responsible for its share of operating expenses and real estate taxes.

The foregoing is a summary of the Amendment and is qualified in its entirety by reference to the Amendment, which the Company anticipates it will file with its Quarterly Report on Form 10-Q for the quarter ended September 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flexion Therapeutics, Inc.

Dated: July 15, 2015

	By:	/s/ Frederick Driscoll
Frederick Driscoll
Chief Financial Officer